UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 2, 2015

DILIGENT BOARD MEMBER SERVICES, INC.

(Exact name of registrant as specified in Charter)

Delaware	000-53205	26-1189601
(State or other jurisdiction of	(Commission file no.)	(IRS employer identification no.)
incorporation)

1385 Broadway, 19th Floor

New York, NY 10018

(Address of principal executive offices)

(212) 741-8181

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.08 Shareholder Director Nominations.

The 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of Diligent Board Member Services, Inc. (the “Company”) will be held on April 28, 2015, New Zealand local time. The Board of Directors of the Company (the “Board”) has set the close of business on March 6, 2015 (New York time) as the record date for determining shareholders entitled to vote at the Annual Meeting.

Pursuant to Listing Rule 3.3.5 of the New Zealand Stock Exchange Listing Rules, shareholders entitled to attend and vote at the Annual Meeting have the right to propose nominees for election to the Board.  Any nominations must be sent to Sonya Joyce, Diligent Board Member Services, Inc., PO Box 10 368, Phillipstown, Christchurch 8145, New Zealand. Any nomination to be effective must be received by Ms. Joyce by no later than the close of business on March 17, 2015 (New Zealand time). Under the rules of the U.S. Securities and Exchange Commission (the “SEC”) applicable to the Company, to include a shareholder nominee in the Company’s proxy materials under a procedure set forth under applicable foreign law, a nominating shareholder or shareholder group must notify the Company of its intent on a Schedule 14N (Rule 14n-101), which also must be filed with the SEC on the date first transmitted to the Company.  The announcement pursuant to the rules of the New Zealand Stock Exchange related to this matter is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Because the date for this year’s Annual Meeting has changed by more than 30 days in relation to last year’s annual meeting, pursuant to Rule 14a-8 under the U.S. Securities Exchange Act of 1934, as amended, shareholders who wish to have a proposal considered for inclusion in the Company’s proxy materials for the Annual Meeting must ensure that such proposal is received by no later than the close of business on March 17, 2015 (New Zealand time), which the Company believes is a reasonable time before it expects to begin to print and send its proxy materials to its shareholders. Any such proposals must be received by such deadline by Sonya Joyce at the address designated above, and otherwise comply with all other requirements of Rule 14a-8.

Item 9.01 Exhibits.

(d) Exhibits

Exhibit
No.	Description

99.1	Announcement, dated March 3, 2015, New Zealand Daylight Time

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2015	DILIGENT BOARD MEMBER SERVICES, INC.

	By:	/s/ Alessandro Sodi
Alessandro Sodi
Chief Executive Officer